Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com
News Release

AMGEN’S FIRST QUARTER 2013 REVENUES INCREASED

5 PERCENT TO $4.2 BILLION AND ADJUSTED EARNINGS

PER SHARE (EPS) INCREASED 22 PERCENT TO $1.96

First Quarter 2013 GAAP EPS Were $1.88

2013 Adjusted EPS Expected to be

Above the Midpoint of the Range of $7.05–$7.35;

2013 Revenue Guidance Range of $17.8–$18.2 Billion Unchanged

THOUSAND OAKS, Calif. (April 23, 2013) – Amgen (NASDAQ:AMGN) today announced financial results for the first quarter of 2013. Key results for the quarter include:

•	Total revenues increased 5 percent to $4,238 million, with 6 percent product sales growth driven by Enbrel® (etanercept), XGEVA® (denosumab) and Prolia® (denosumab).

•	Adjusted EPS grew 22 percent to $1.96 driven by tax benefits and fewer shares outstanding in the quarter. Adjusted net income increased 16 percent to $1,498 million.

•	GAAP EPS were $1.88 compared to $1.48 and GAAP net income was $1,434 million compared to $1,184 million.

•	Free cash flow was $0.9 billion compared to $0.8 billion.

“We are on track to deliver our full-year growth objectives,” said Robert A. Bradway, chairman and chief executive officer at Amgen. “In addition, our key pipeline projects are progressing well and we are looking forward to clinical results from ongoing trials.”

	Year-over-Year
$Millions, except EPS and percentages	Q1 ‘13	Q1 ‘12	YOY r
Total Revenues	$4,238	$4,048	5%
Adjusted Net Income	1,498	1,287	16%
Adjusted EPS	$1.96	$1.61	22%

GAAP Net Income	1,434	1,184	21%
GAAP EPS	$1.88	$1.48	27%

References in this release to “adjusted” measures, measures presented “on an adjusted basis” or to free cash flow refer to non-GAAP financial measures. These adjustments and other items are presented on the attached reconciliations.

First Quarter 2013 Revenues Increased 5 Percent to $4.2 Billion and Adjusted Earnings

Per Share Increased 22 Percent to $1.96

Product Sales Performance

•	Total product sales increased 6 percent driven by ENBREL, XGEVA and Prolia.

•	Combined Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) sales were in line with the prior year.

•	Global Neulasta sales were in line with the prior year as price increases were offset by modest unit declines.

•	Global NEUPOGEN sales declined 2 percent driven by lower units.

•

ENBREL sales increased 11 percent mainly driven by increases in the average net sales price and a favorable change in accounting estimates, partially offset by a slight decline in units and a reduction in wholesaler inventory.

•

Aranesp® (darbepoetin alfa) sales decreased 10 percent year over year and 4 percent sequentially. Outside the U.S., sales were in line with the prior quarter. In the U.S., segment share remained relatively stable, but overall demand declined sequentially.

•

EPOGEN® (epoetin alfa) sales decreased 2 percent year over year. Sequentially, sales decreased 9 percent driven by a favorable change in accounting estimates in the fourth quarter and lower average net prices.

•	Sensipar®/Mimpara® (cinacalcet) sales increased 21 percent driven by increased unit demand and a favorable change in accounting estimates.

•	Combined sales of Vectibix® (panitumumab) and Nplate® (romiplostim) increased 2 percent.

•	XGEVA sales increased 46 percent year over year and 4 percent on a sequential basis, reflecting increased segment share.

•	Prolia sales increased 61 percent year over year reflecting increased segment share and declined 8 percent on a sequential basis primarily due to seasonality.

First Quarter 2013 Revenues Increased 5 Percent to $4.2 Billion and Adjusted Earnings

Per Share Increased 22 Percent to $1.96

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	US	Q1 ‘13 ROW	TOTAL	Q1 ‘12 TOTAL	YOY r TOTAL

Neulasta® / NEUPOGEN®	$1,069	$269	$1,338	$1,344	0%
Neulasta®	827	212	1,039	1,039	0%
NEUPOGEN®	242	57	299	305	(2%)
Enbrel®	974	65	1,039	938	11%
Aranesp®	168	300	468	518	(10%)
EPOGEN®	435	0	435	446	(2%)
Sensipar® / Mimpara®	179	85	264	219	21%
Vectibix®	27	60	87	90	(3%)
Nplate®	55	41	96	90	7%
XGEVA® / Prolia®	265	100	365	241	51%
XGEVA®	178	45	223	153	46%
Prolia®	87	55	142	88	61%
Other	0	59	59	15	*
Total product sales	$3,172	$979	$4,151	$3,901	6%

*	Change in excess of 100%

First Quarter 2013 Revenues Increased 5 Percent to $4.2 Billion and Adjusted Earnings

Per Share Increased 22 Percent to $1.96

Operating Expense and Tax Rate Analysis, on an Adjusted Basis

•	Cost of Sales, excluding the impact of the Puerto Rico excise tax, decreased 0.9 points.

•	Research & Development (R&D) expenses increased 18 percent in the first quarter of 2013 primarily in support of our later-stage clinical programs, including AMG 145.

•

Selling, General & Administrative (SG&A) expenses increased 8 percent in the first quarter of 2013 driven primarily by higher ENBREL profit share expenses. ENBREL profit share expenses increased 17 percent to $378 million in the first quarter.

$Millions, except percentages On an Adjusted Basis	Q1 ‘13	Q1 ‘12	YOY r

Cost of Sales	$671	$666	1%
% of sales	16.2%	17.1%	(0.9	) pts.
% of sales (Excluding PR excise tax)	14.1%	15.0%	(0.9	) pts.
Research & Development	$851	$723	18%
% of sales	20.5%	18.5%	2.	0 pts.
Selling, General & Administrative	$1,144	$1,057	8%
% of sales	27.6%	27.1%	0.5	pts.
TOTAL Operating Expenses	$2,666	$2,446	9%
pts: percentage points

•

Adjusted Tax Rate for Q1 2013 reflects the federal and state tax benefits associated with the resolution of the Company’s federal audit for tax years 2007-2009. In addition, the American Taxpayer Relief Act of 2012 was enacted in the first quarter of 2013, resulting in recognition of the full 2012 federal R&D credit in the first quarter of 2013.

On an Adjusted Basis	Q1 ‘13	Q1 ‘12	YOY r
Tax Rate*	(0.9%)	15.6%	(16.5)	pts.
Tax Rate (Excluding PR excise tax credits)	4.2%	20.2%	(16.0)	pts.

pts: percentage points

* Note: Q1 represents a net tax benefit of $13M

First Quarter 2013 Revenues Increased 5 Percent to $4.2 Billion and Adjusted Earnings

Per Share Increased 22 Percent to $1.96

Cash Flow and Balance Sheet Discussion

•

The Company generated $0.9 billion of free cash flow in the first quarter of 2013 versus $0.8 billion in the first quarter of 2012. The increase was driven primarily by higher revenues offset partially by higher cash taxes.

•

During the quarter, the Company repurchased approximately 9 million shares of common stock at a total cost of $0.8 billion and at an average price of $85.03. The Company has $1.6 billion remaining under its stock repurchase authorization.

•	During the quarter, the Company settled in cash $2.5 billion of 0.375 percent Convertible Senior Notes upon their maturity.

•

The Company previously announced that its Board of Directors declared a $0.47 per share dividend for the second quarter of 2013. The dividend will be paid on June 7, 2013, to all stockholders of record as of the close of business on May 16, 2013.

$Billions, except shares	Q1 ‘13	Q1 ‘12	YOY r
Operating Cash Flow	$1.0	$1.0	$0.1
Free Cash Flow	0.9	0.8	0.1
Dividend Paid	0.4	0.3	0.1
Cost of Shares Repurchased	0.8	1.4	(0.7)
Adjusted Avg. Diluted Shares (millions)	764	799	(35)
Cash Balance	21.3	19.4	1.9
Debt Outstanding	23.9	21.4	2.5
Stockholders’ Equity	19.5	18.9	0.6

Note: Numbers may not add due to rounding

First Quarter 2013 Revenues Increased 5 Percent to $4.2 Billion and Adjusted Earnings

Per Share Increased 22 Percent to $1.96

2013 Guidance

For the full year 2013, the Company expects:

•	Total revenue guidance range unchanged at $17.8 billion to $18.2 billion.

•	Adjusted EPS to be above the midpoint of the range of $7.05–$7.35.

•

Adjusted tax rate to be in the range of 11 percent to 12 percent. This reflects the impact of a higher excise tax enacted by the Puerto Rico government, to be effective July 1 of this year. The tax, which is charged to Cost of Sales, is creditable against U.S. federal income taxes. Excluding the Puerto Rico excise tax, Amgen expects the adjusted tax rate for 2013 to be in the range of 15 percent to 16 percent.

•	Capital expenditures guidance unchanged at approximately $700 million.

First Quarter Product and Pipeline Update

The Company provided the following information on clinical programs:

•

Talimogene laherparepvec: The Company discussed that data from a Phase 3 study in melanoma will be presented at the American Society of Clinical Oncology (ASCO) 2013 Annual Meeting in June. The Company also discussed that primary analysis of the overall survival secondary end point is expected in late 2013.

•	Trebananib: The Company stated that progression-free survival results from a Phase 3 study in recurrent ovarian cancer are expected mid-year.

•	AMG 416: The Company stated that it recently initiated Phase 3 studies for the treatment of secondary hyperparathyroidism.

•	Biosimilars: The Company discussed plans to commence a pivotal study for biosimilar Herceptin® (trastuzumab) in the second quarter.

Note: Herceptin® is a product of Genentech, a member of the Roche group

First Quarter 2013 Revenues Increased 5 Percent to $4.2 Billion and Adjusted Earnings

Per Share Increased 22 Percent to $1.96

Non-GAAP Financial Measures

The Adjusted non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures included above for the first quarters of 2013 and 2012 exclude, for the applicable periods, certain expenses related to acquisitions, cost-savings initiatives, various legal proceedings, non-cash interest expense associated with our convertible notes and certain other adjustments, as applicable. These adjustments and other items are presented on the attached reconciliations.

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis and Free Cash Flow which is a non-GAAP financial measure for the first quarters of 2013 and 2012. In addition, management has presented its full year 2013 EPS and tax rate guidance in accordance with GAAP and on an “adjusted” (or non-GAAP) basis. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2012, and in any subsequent periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or

First Quarter 2013 Revenues Increased 5 Percent to $4.2 Billion and Adjusted Earnings

Per Share Increased 22 Percent to $1.96

manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

CONTACT: Amgen, Thousand Oaks

Ashleigh Koss, 805-313-6151 (media)

Arvind Sood, 805-447-1060 (investors)

###

First Quarter 2013 Revenues Increased 5 Percent to $4.2 Billion and Adjusted Earnings

Per Share Increased 22 Percent to $1.96

Amgen Inc.

Condensed Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended March 31,
	2013	2012
Revenues:
Product sales	$4,151	$3,901
Other revenues	87	147

Total revenues	4,238	4,048

Operating expenses:
Cost of sales	744	750
Research and development	878	736
Selling, general and administrative	1,158	1,079
Other	16	6

Total operating expenses	2,796	2,571

Operating income	1,442	1,477
Interest expense, net	263	235
Interest and other income, net	164	124

Income before income taxes	1,343	1,366
Provision for income taxes	(91)	182

Net income	$1,434	$1,184

Earnings per share:
Basic	$1.91	$1.50
Diluted	$1.88	$1.48
Average shares used in calculation of earnings per share:
Basic	751	791
Diluted	764	800

First Quarter 2013 Revenues Increased 5 Percent to $4.2 Billion and Adjusted Earnings

Per Share Increased 22 Percent to $1.96

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	March 31,	December 31,
	2013	2012
Assets
Current assets:
Cash, cash equivalents and marketable securities	$21,271	$24,061
Trade receivables, net	2,528	2,518
Inventories	2,737	2,744
Other current assets	2,159	1,886

Total current assets	28,695	31,209
Property, plant and equipment, net	5,296	5,326
Intangible assets, net	3,897	3,968
Goodwill	12,604	12,662
Other assets	1,148	1,133

Total assets	$51,640	$54,298

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,135	$5,696
Current portion of long-term debt	7	2,495

Total current liabilities	5,142	8,191
Long-term debt	23,885	24,034
Other non-current liabilities	3,122	3,013
Stockholders’ equity	19,491	19,060

Total liabilities and stockholders’ equity	$51,640	$54,298

Shares outstanding	750	756

First Quarter 2013 Revenues Increased 5 Percent to $4.2 Billion and Adjusted Earnings

Per Share Increased 22 Percent to $1.96

Amgen Inc.

GAAP to “Adjusted” Reconciliations

(In millions)

(Unaudited)

	Three months ended March 31,
	2013	2012
GAAP cost of sales	$744	$750
Adjustments to cost of sales:
Non-cash amortization of product technology rights acquired in a prior year business combination	(71)	(71)
Stock option expense (a)	(2)	(3)
Certain charges pursuant to our continuing efforts to improve cost efficiencies in our operations	—	(10)

Total adjustments to cost of sales	(73)	(84)

Adjusted cost of sales	$671	$666

GAAP research and development expenses	$878	$736
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(22)	(7)
Stock option expense (a)	(5)	(6)

Total adjustments to research and development expenses	(27)	(13)

Adjusted research and development expenses	$851	$723

GAAP selling, general and administrative expenses	$1,158	$1,079
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (c)	(10)	(15)
Stock option expense (a)	(4)	(7)

Total adjustments to selling, general and administrative expenses	(14)	(22)

Adjusted selling, general and administrative expenses	$1,144	$1,057

GAAP operating expenses	$2,796	$2,571
Adjustments to operating expenses:
Adjustments to cost of sales	(73)	(84)
Adjustments to research and development expenses	(27)	(13)
Adjustments to selling, general and administrative expenses	(14)	(22)
Expense resulting from changes in the estimated fair values of the contingent consideration obligations related to a prior year business combination	(1)	(2)
Certain charges pursuant to our continuing efforts to improve cost efficiencies in our operations	—	(1)
Expense related to various legal proceedings	(15)	(3)

Total adjustments to operating expenses	(130)	(125)

Adjusted operating expenses	$2,666	$2,446

GAAP income before income taxes	$1,343	$1,366
Adjustments to income before income taxes:
Adjustments to operating expenses	130	125
Non-cash interest expense associated with our convertible notes	12	34

Total adjustments to income before income taxes	142	159

Adjusted income before income taxes	$1,485	$1,525

GAAP provision for income taxes	$(91)	$182
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (d)	40	56
Income tax benefit from resolving certain non-routine transfer-pricing and acquisition-related issues with tax authorities	38	—

Total adjustments to provision for income taxes	78	56

Adjusted provision for income taxes	$(13)	$238

GAAP net income	$1,434	$1,184
Adjustments to net income:
Adjustments to income before income taxes, net of the tax effect of the above adjustments	102	103
Income tax benefit from resolving certain non-routine transfer-pricing and acquisition-related issues with tax authorities	(38)	—

Total adjustments to net income	64	103

Adjusted net income	$1,498	$1,287

First Quarter 2013 Revenues Increased 5 Percent to $4.2 Billion and Adjusted Earnings

Per Share Increased 22 Percent to $1.96

Amgen Inc.

GAAP to “Adjusted” Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and “Adjusted” diluted EPS, computed under the treasury stock method.

“Adjusted” EPS presented below excludes stock option expense:

	Three months ended March 31, 2013			Three months ended March 31, 2012
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,434	$1,498		$1,184	$1,287

Shares (Denominator):
Weighted-average shares for basic EPS	751	751		791	791
Effect of dilutive securities	13	13	(*)	9	8	(*)

Weighted-average shares for diluted EPS	764	764		800	799

Diluted EPS	$1.88	$1.96		$1.48	$1.61

(*)	Dilutive securities used to compute “Adjusted” diluted EPS for the three months ended March 31, 2013 and 2012 were computed under the treasury stock method assuming that we do not expense stock options.

(a)	For the three months ended March 31, 2013 and 2012, the total pre-tax expense for employee stock options was $11 million and $16 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three months ended March 31, 2013 and 2012 was as follows:

	Three months ended March 31,
	2013	2012
“Adjusted” diluted EPS, excluding stock option expense	$1.96	$1.61
Impact of stock option expense (net of tax)	(0.01)	(0.02)

“Adjusted” diluted EPS, including stock option expense	$1.95	$1.59

(b)	The adjustments in 2013 related primarily to non-cash amortization of intangible assets acquired in prior year business combinations. The adjustments in 2012 included non-cash amortization of intangible assets acquired in a prior year business combination and other acquisition-related expenses.
(c)	The adjustments in 2013 related to non-cash amortization of intangible assets acquired in prior year business combinations. The adjustments in 2012 related primarily to transaction costs as well as non-cash amortization of intangible assets acquired in prior year business combinations.
(d)	The tax effect of the adjustments between our GAAP and “Adjusted” results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets and non-cash interest expense associated with our convertible notes, whereas the tax impact of other adjustments, including stock option expense, depends on whether the amounts are deductible in the tax jurisdictions where the expenses are incurred or the asset is located and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three months ended March 31, 2013 and 2012, were 28.2% and 35.2%, respectively.

Note:	For the three months ended March 31, 2012, expenses related to amortization of certain acquired intangible assets within operating expenses have been reclassified to conform to the current year presentation.

First Quarter 2013 Revenues Increased 5 Percent to $4.2 Billion and Adjusted Earnings

Per Share Increased 22 Percent to $1.96

Amgen Inc.

Reconciliation of Free Cash Flow

(In millions)

(Unaudited)

	Three months ended
	March 31,
	2013	2012
Cash Flows from Operations	$1,049	$972
Capital Expenditures	(158)	(144)

Free Cash Flow	$891	$828

Reconciliation of GAAP EPS Guidance to “Adjusted”

EPS Guidance for the Year Ending December 31, 2013

(Unaudited)

The Company updated its “Adjusted” EPS guidance to be above the midpoint of the range of $7.05 to $7.35.

			2013
GAAP diluted EPS guidance			$6.68	-	$6.98
Known adjustments to arrive at “Adjusted” earnings*:
Acquisition-related expenses	(a	)		0.36
Stock option expense				0.03
Expense related to a legal proceeding				0.02
Non-cash interest expense associated with our convertible notes				0.01
Tax settlement	(b	)		(0.05)

“Adjusted” diluted EPS guidance			$7.05	-	$7.35

*	The known adjustments are presented net of their related aggregate tax impact of approximately $ 0.20 per share.
(a)	To exclude acquisition-related expenses related primarily to non-cash amortization of intangible assets acquired in prior year business combinations.
(b)	To exclude income tax benefit from resolving certain non-routine transfer-pricing and acquisition-related issues with tax authorities.

Reconciliation of GAAP Tax Rate Guidance to “Adjusted”

Tax Rate Guidance for the Year Ending December 31, 2013

(Unaudited)

	2013 with PR excise tax credit			2013 without PR excise tax credit
GAAP tax rate guidance	9%	-	10%	13%	-	14%
Tax rate effect of known adjustments discussed above		2%			2%

“Adjusted” tax rate guidance	11%	-	12%	15%	-	16%